EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation in this Registration Statement on Form S-8, of our report dated July 22, 2005 (November 1, 2005 as to Note 1 and as to the effects of the restatment discussed in Note 1)as of April 30, 2005 relating to the balance sheet of Sunwin International Neutraceuticals, Inc. and Subsidiaries as of April 30, 2005 and the related statements of operations, stockholders' equity, and cash flows for the years ended April 30, 2005 and 2004. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



                                SHERB & CO., LLP,
                          Certified Public Accountants


New York, New York
November 10, 2005